EX-24(D)(b)(i)
              Form of Sub-Advisory Agreement with Carr & Associates


     This Agreement is made and entered into as of the _____of ___________, 1999, by and between The Timothy Plan, a Delaware business trust (the "Trust"), Timothy Partners, Ltd., a Florida Limited Partnership and Investment Adviser to the Trust (the "Adviser"), and Carr & Associates, Inc., a New York corporation (the "Investment Manager").

     WHEREAS, the Trust is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios (each referred to as a "Series" and collectively, as the "Series"); and

     WHEREAS, the Trust presently issues seven Series as follows:

        The Timothy Plan Small-Cap Fund (formerly the Timothy Plan) The Timothy Plan Mid-Cap Fund
        The Timothy Plan Fixed-Income Fund
        The Timothy Plan Money Market Fund
        The Timothy Plan Small-Cap Variable Series
          (formerly the Timothy Plan Variable Series)
        The Timothy Plan Mid-Cap Variable Series
        The Timothy Plan Fixed-Income Variable Series; and

     WHEREAS,   Adviser  is  registered  as  an  investment  adviser  under  the
Investment Advisers Act of 1940, and engages in the business of asset management; and

     WHEREAS, Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

     WHEREAS, the Trust has engaged the Adviser to provide investment management services to the Trust, and

     WHEREAS, the Adviser desires to retain Investment Manager to render certain investment management services to the Timothy Plan Fixed-Income Fund, the Timothy Plan Fixed-Income Variable Series and the Timothy Plan Money Market Fund (the "Portfolios"), and Investment Manager is willing to render such services; and

     WHEREAS, the Trust consents to the engagement of Investment Manager by Adviser.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. OBLIGATIONS OF INVESTMENT MANAGER

     (A) SERVICES. Investment Manager agrees to perform the following services (the "Services") for the Portfolios:

     (1)  manage the investment and reinvestment of each Portfolio's assets;

     (2) continuously review, supervise, and administer the investment program of each Portfolio;

     (3) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

     (4) provide the Trust and Adviser with records concerning Investment Manager's activities which the Trust is required to maintain; and

     (5) render regular reports to the Trust's and Adviser's officers and directors concerning Investment Manager's discharge of the foregoing responsibilities.

     Investment Manager shall discharge the foregoing responsibilities subject to the control of the officers, directors, and trustees of the Adviser and the Trust and in compliance with such policies as the trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of the Portfolios set forth in the Trust's prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by Investment Manager under this Agreement may be furnished through the medium of any directors, officers or employees of Investment Manager or through such other parties as Investment Manager may determine from time to time.

     Investment Manager agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Trustees of the Trust to perform the Services on the terms and for the compensation provided herein. Investment Manager shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Trust, to serve in the capacities in which they are elected.

     Except to the extent expressly assumed by Investment Manager herein and except to the extent required by law to be paid by Investment Manager, the Trust shall pay all costs and expenses in connection with its operation and organization.

     (B) BOOKS AND RECORDS. All books and records prepared and maintained by Investment Manager for the Trust under this Agreement shall be the property of the Trust and, upon request therefor, Investment Manager shall surrender to the Trust such of the books and records so requested.

     2. PORTFOLIO TRANSACTIONS. Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus from time to time. Investment Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide a Portfolio with research, analysis, advice and similar services, and Investment Manager may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Investment Manager determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Investment Manager to the Trust and its other clients and that the total commission paid by the Trust will be reasonable in relation to the benefits to the Portfolio over the long-term. Investment Manager will promptly communicate to the officers and the directors of the Adviser and Trust such information relating to portfolio transactions as they may reasonably request.

     3. COMPENSATION OF INVESTMENT MANAGER. For its services rendered to the Timothy Plan Fixed-income Fund and the Timothy Plan Fixed-Income Variable Series, the Adviser will pay to Investment Manager on the last day of each month a fee at an annual rate equal to 0.20% of the daily average net asset value of each Portfolio. For its services rendered to the Timothy Plan money Market Fund, the Adviser will pay to Investment Manager on the last day of each month a fee at an annual rate equal to 0.08% of the daily average net asset value of the Portfolio. The fees described above shall be computed daily based upon the net asset value of the Portfolios as determined by a valuation made in accordance with the Trust's procedure for calculating Portfolio net asset value as described in the Trust's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the trustees of the Trust, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

     4. STATUS OF INVESTMENT MANAGER. The services of Investment Manager to the Trust are not to be deemed exclusive, and Investment Manager shall be free to render similar services to others so long as it obtains the prior consent of the Trust to render such services, which consent shall not be unreasonably withheld. It shall be conclusively presumed that such consent shall be reasonably withheld in the event the trustees find that the services of the investment Manager to the Trust would be impaired by such additional services. Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Investment Manager, who may also be a director, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. PERMISSIBLE INTERESTS. Trustees, agents, and stockholders of the Trust are or may be interested in Investment Manager (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, partners, officers, agents, and stockholders of Investment Manager are or may be interested in the Trust as trustees, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

     6. LIABILITY OF INVESTMENT MANAGER. Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in
Section 36(b)(3) of the Investment Company Act of 1940 or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

     7. TERM. This Agreement shall remain in effect until no later than _________________, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of the Trust or (2) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940) of the Trust's outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

     (a) the Trust or Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Investment Manager;

     (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

     (c) Investment Manager may terminate this Agreement without payment of penalty on 60 days written notice to the Trust; and

     (d) the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

     8. NOTICES. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:               If to the Adviser:            If to the Investment Manager
----------------               ------------------            ----------------------------
The Timothy Plan               Timothy Partners, Ltd.        Carr & Associates, Inc.
1304 West Fairbanks Avenue     1304 West Fairbanks Avenue    150 Broadway, Suite 509
Winter Park, FL  32789         Winter Park, FL  32789        New York, New York  10038
Arthur D. Ally                 By: Covenant Funds, Inc.      Michael F. Carr
President                      Managing General Partner      President
                               Arthur D. Ally, President

     9. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

The Timothy Plan            Timothy Partners, Ltd.       Carr & Associates, Inc.


/s/  Arthur D. Ally         /s/  Arthur D. Ally          /s/  Michael F. Carr
ARTHUR D. ALLY              COVENANT FUNDS, INC.         MICHAEL F. CARR
PRESIDENT                   MANAGING GENERAL             PRESIDENT
                            PARTNER, ARTHUR D.
                            ALLY, PRESIDENT

ATTEST:                     ATTEST:                      ATTEST:


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Secretary                   Secretary                    Secretary
[Corporate Seal]            [Corporate Seal]             [Corporate Seal]